QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

September 12, 2002

Universal Compression Holdings, Inc.
4440 Brittmoore Road
Houston, Texas 77041-8004

        Re: Universal Compression Holdings, Inc.—Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Universal Compression Holdings, Inc., a Delaware corporation (the "Company"), and are issuing this opinion in connection with the filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of up to 2,420,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), consisting of the following: (i) up to 2,000,000 shares of Common Stock issuable under the Universal Compression Holdings, Inc. Incentive Stock Option Plan; (ii) up to 400,000 shares of Common Stock issuable under the Universal Compression, Inc. 401(k) Retirement and Savings Plan; and (iii) up to 20,000 shares of Common Stock issuable under the Universal Compression, Inc. Employees' Supplemental Savings Plan (the plans in (i), (ii) and (iii) are collectively referred to as the "Plans").

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that (a) the Shares issuable under the Plans are duly authorized, and (b) with respect to Shares that may be originally issued by the Company under the Plans, upon the issuance and delivery of the Shares in the manner contemplated by the Plans, the Shares will be validly issued, fully paid and non-assessable. This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstance that may hereafter come to our attention or any change in law or regulation that may hereafter occur.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Gardere Wynne Sewell LLP

QuickLinks

EXHIBIT 5.1